Exhibit 99.(h)(6)

CHIEF COMPLIANCE OFFICER SERVICES AGREEMENT

Between WisdomTree Digital Trust and WisdomTree Digital Management, Inc.

EXHIBIT C

AMENDED as of October 20, 2023

Portfolio Series of the Trust

WisdomTree Short-Term Treasury Digital Fund

WisdomTree Floating Rate Treasury Digital Fund

WisdomTree 3-7 Year Treasury Digital Fund

WisdomTree 7-10 Year Treasury Digital Fund

WisdomTree Long Term Treasury Digital Fund

WisdomTree TIPS Digital Fund

WisdomTree 500 Digital Fund

WisdomTree Technology & Innovation 100 Digital Fund

WisdomTree Short-Duration Income Fund

WisdomTree Government Money Market Digital Fund

WisdomTree Digital Trust	WisdomTree Digital Management, Inc.

/s/ Stuart Bell	/s/ William Peck
Stuart Bell	William Peck
President	Chief Executive Officer